                                                                    EXHIBIT 99.1
                                                                            NEWS

                                            (GOLDEN TELECOM LOGO)

FOR IMMEDIATE RELEASE


                         STRONG GROWTH, STRONG PROFITS:
                     GOLDEN TELECOM REPORTS RESULTS FOR 2002


MOSCOW, RUSSIA (MARCH 6, 2003) -- Golden Telecom, Inc.'s (NASDAQ: "GLDN") consolidated revenue rose 42% percent in 2002 to $198.7 million and consolidated net income was $29.8 million. The excellent performance of the company was driven by important acquisitions during the year, strong operating results in the various divisions, and cost control at a corporate level.

The performance represents a combination of organic growth and the impact of consolidating Sovintel from mid-September 2002. In order to provide clarity to growth in the underlying businesses, revenues and EBITDA(1) are presented on both a consolidated and pro-forma combined basis. Pro-forma combined revenues and EBITDA(1) include the results of 100% of Sovintel and a number of non-consolidated regional joint ventures for all periods referenced.

Here are some of the highlights for 2002 vs. 2001:

o      CONSOLIDATED REVENUES OF $198.7 MILLION - UP 42%

o      CONSOLIDATED EBITDA(1) OF $61.4 MILLION - UP 124%

o      PRO-FORMA COMBINED REVENUES OF $288.6 MILLION - UP 20%

o      PRO-FORMA COMBINED EBITDA(1) OF $96.4 MILLION - UP 42%

Here are some of the highlights for the fourth quarter 2002 vs. fourth quarter of 2001:

o      CONSOLIDATED REVENUES OF $76.8 MILLION - UP 109%

o      CONSOLIDATED EBITDA(1) OF $24.7 MILLION - UP 147%

o      PRO-FORMA COMBINED REVENUES OF $76.7 MILLION - UP 17%

o      PRO-FORMA COMBINED EBITDA(1) OF $25.0 MILLION - UP 16%


Mr. Vinogradov, Chief Executive Officer and President of Golden Telecom, Inc. commented: "We achieved a number of important milestones in 2002. Three events from 2002 merit special comment: the acquisition of the remaining 50% stake in Sovintel, the expansion and merger of our operations in Nizhny Novgorod and the achievement of our first full year of net income.

The acquisition of Sovintel in September will play a continuing and critical role in our success as it allows us to consolidate our operations and strengthen our market position in Moscow and St. Petersburg. The acquisition brings a number of operational, financial and technical benefits to Golden Telecom that are evident in our fourth quarter results.

In Nizhny Novgorod we merged our existing operations to create the largest independent operator in Russia's third largest city. Our activity in Nizhny Novgorod over the past two years is a prime example of the implementation of our regional expansion strategy. We will continue to adopt the successful business model that we developed in Moscow and transplant that model, with appropriate modifications, in the Russian regions.

Elsewhere, in 2002 we acquired the remaining 31% stake in Golden Telecom Ukraine. This acquisition contributed to a more constructive and productive relationship with Ukrtelecom, the state owned monopoly carrier, which should allow us to deploy the infrastructure necessary for the growth of that business. Finally, our restructuring efforts in 2002 are creating a more focused and customer driven company. We look forward to the challenges of 2003, being stronger than ever before."

Mr. Stewart, Chief Financial Officer of Golden Telecom, Inc. noted: "Golden Telecom finished 2002 with sound financial fundamentals. Our net cash flow provided by operating activities more than doubled in 2002 to $50.8 million and our balance sheet remains underleveraged giving us the ability to participate in any further consolidation of the Russian and CIS telecommunication markets that may arise."

MORE FOURTH QUARTER 2002 RESULTS:

Consolidated revenues were $76.8 million - up 109% compared to the fourth quarter of 2001, and up 66% compared to the third quarter of this year. Pro-forma combined revenues were $76.7 million - up 17% compared to the fourth quarter of 2001 and up approximately 1% compared to the third quarter of this year.

Competitive Local Exchange Carrier (CLEC) business line consolidated revenues were $49.7 million - up 360% compared to the fourth quarter of 2001, and up 152% compared to the previous quarter. The impact of consolidating Sovintel's results in the fourth quarter was $36.8 million. The consolidation of Sovintel affects only the CLEC line of business. On a pro-forma combined basis, CLEC revenues were $49.7 million - up 24% compared to the fourth quarter of 2001 and flat compared to the third quarter this year.

Data and Internet business line consolidated revenues were $21.5 million - up 16% compared to the fourth quarter of 2001, and up 12% compared to the previous quarter. The growth was driven primarily by our Consumer Internet service. Dedicated Internet access revenue was adversely affected by the bankruptcy of KPNQwest during 2002.

Internet subscribers increased to 242,155 - up 30% from 185,628 subscribers at the end of the fourth quarter of 2001, and up 26% compared to the previous quarter. Subscriber growth was driven predominately by subscribers located in major population centers outside of Moscow and St. Petersburg.

Consolidated Long Distance business line revenues were $5.2 million - up 24% compared to the fourth quarter of 2001 and up 13% compared to the previous quarter due to increased volume of traffic, which more than offset tariff reductions.

Consolidated Mobile Services revenues were $3.1 million - down 11% compared with the fourth quarter of 2001 and down 6% compared to the previous quarter due to a reduction in the number of cellular subscribers.

Consolidated EBITDA(1) was $24.7 million - up 147% from $10.0 million in the fourth quarter of 2001, and up 76% compared to the previous quarter. The impact of consolidating Sovintel's results in the fourth quarter on EBITDA(1) was $14.7 million. Consolidated EBITDA(1), as a percentage of consolidated revenue was 32%, up from 27% in the fourth quarter of 2001, and up from 30% in the previous quarter. The increase is largely the result of our continuing effort to control costs and a more effective use of available network capacity.

Consolidated income tax for the fourth quarter was $0.8 million. During the quarter, income tax expense was reduced by $3.6 million due to the recognition of carry-forward tax losses at a Russian and Ukranian subsidiary level. The impact of consolidating Sovintel's results for the quarter on income tax expense was $3.2 million.

Net income for the fourth quarter was $13.0 million compared to a net loss of $29.7 million in the fourth quarter of 2001 and compared to net income of $7.8 million reported in the previous quarter. The improvement was due in part to 1) the consolidation of Sovintel's results from mid-September 2002; 2) the effects of new US accounting standards for goodwill and intangible assets that became effective and were adopted by the company from January 1, 2002 and 3) the impairment charge in the fourth quarter of 2001, and the related reduction in depreciation and amortization from that date. Net income for 2002 was $29.8 million compared to a net loss of $39.0 million in 2001.

Net income per common share on a fully diluted basis in the fourth quarter of 2002 was $0.48 compared to a net loss of $1.33 for the fourth quarter of 2001. The diluted weighted average number of shares outstanding in the fourth quarter of 2002 was 27.2 million compared to 22.4 million in the fourth quarter of 2001. The Company retired approximately 2.3 million shares of common stock, previously held as treasury stock, in the fourth quarter of 2002. As of December 31, 2002 the Company had outstanding 27.0 million shares of common stock.

Golden Telecom closed the fourth quarter of 2002 with a total of $59.6 million in consolidated cash. On September 25, 2002 a subsidiary of Golden Telecom entered into a secured $30.0 million credit facility with ZAO Citibank in Moscow. The subsidiary drew upon the facility in the fourth quarter as part of the funds used to retire the $46 million promissory note issued to OAO Rostelecom in connection with the Sovintel acquisition. On March 4, 2003, Standard and Poor's Ratings Services assigned its "BB-" long-term credit rating to Golden Telecom.

ABOUT GOLDEN TELECOM (www.goldentelecom.com)
Golden Telecom, Inc., NASDAQ: "GLDN" is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States
(CIS). The Company offers competitive local exchange carrier services using its overlay network in Moscow, Kiev, St. Petersburg and Nizhny Novgorod; data and long-distance services using a fiber optic and satellite-based network - including 149 combined access points in Russia and other countries of the CIS; dedicated and dial-up Internet access to businesses and consumers; Internet content through numerous web brands powered by its ROL portal; and mobile services.

Statements made in this press release, including the expected operational, financial and technical benefits of the Sovintel transaction, and the implementation of our regional strategy, are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. It is important to note that such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the Company's ability to successfully merge Sovintel and TeleRoss, political, economic and regulatory developments in Russia, Ukraine and Kazakhstan and increasing competition that may limit growth opportunities. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company's filings with the U.S. Securities and Exchange Commission including the Company's quarterly reports on Form 10-Q and periodic reports on Form 8-K filed during 2002 and the Company's annual report on Form 10-K for the year ended December 31, 2001.

FOR MORE INFORMATION, CONTACT:
PUBLIC RELATIONS:
Anna Chin Ga Pin
e-mail: achin@sovintel.net
tel.: +7-501-797-9300; fax: +7-501-797-9332
INVESTOR RELATIONS:
Nikolay Tokarev
e-mail: ntokarev@gti.ru
tel.: +7-501-797-9300; fax: +7-501-797-9331
www.goldentelecom.ru

Golden Telecom, Inc.

                Condensed, Consolidated Statements of Operations
                  (Amounts in millions, except per share data)

                                                        Three Months Ended:      Twelve Months Ended:
                                                       --------------------      ---------------------
                                                       12/31/01     12/31/02     12/31/01     12/31/02
                                                       -------      -------      -------      -------
                                                     (unaudited)  (unaudited)   (audited)   (unaudited)
                                                     -----------  -----------   ---------   -----------
Revenues                                               $  36.7      $  76.8      $ 140.0      $ 198.7
Operating costs and expenses:
    Access and network services (excluding
    depreciation and amortization)                        16.1         36.7         63.7         91.2
    Selling, general and administrative
    (excluding depreciation and amortization)             10.6         15.4         48.9         46.1
                                                       -------      -------      -------      -------

EBITDA(1)                                                 10.0         24.7         27.4         61.4

    Depreciation and amortization                         10.8         10.4         41.4         30.0
    Impairment charge                                     31.3           --         31.3           --

                                                       -------      -------      -------      -------
Income (loss) from operations                            (32.1)        14.3        (45.3)        31.4

Other income (expense):
    Equity in earnings of ventures                         3.0          0.6          8.2          4.4
    Foreign currency losses                               (0.2)        (0.6)        (0.6)        (1.2)
    Interest income (expense), net                        (0.5)        (0.4)         0.7         (0.7)
    Minority interest                                     (0.1)        (0.1)        (0.1)        (0.5)
                                                       -------      -------      -------      -------

       Total other income (expense)                        2.2         (0.5)         8.2          2.0

Income (loss) before income taxes                        (29.9)        13.8        (37.1)        33.4
Income taxes                                              (0.2)         0.8          1.9          4.6
                                                       -------      -------      -------      -------
Income (loss) before cumulative effect of a
change in accounting principle                         $ (29.7)     $  13.0      $ (39.0)     $  28.8

Cumulative effect of a change in accounting
principle                                                   --           --           --          1.0
                                                       -------      -------      -------      -------
Net Income (loss)                                      $ (29.7)     $  13.0      $ (39.0)     $  29.8
                                                       =======      =======      =======      =======

Basic earnings (loss) per share of common stock:
    Income (loss) before cumulative effect of a
    change in accounting principle                    $ (1.33)     $  0.48      $ (1.65)     $  1.20
    Cumulative effect of a change in accounting
    principle                                               --           --           --         0.04
                                                       -------      -------      -------      -------
Basic earnings (loss) per share                        $ (1.33)     $  0.48      $ (1.65)     $  1.24
                                                       =======      =======      =======      =======

Weighted average common shares - basic                    22.4         26.9         23.6         24.1
                                                       -------      -------      -------      -------

Diluted earnings (loss) per share of common stock:
    Income (loss) before cumulative effect of a
    change in accounting principle                     $ (1.33)     $  0.48      $ (1.65)     $  1.17
    Cumulative effect of a change in accounting
    principle                                               --           --           --         0.04
                                                       -------      -------      -------      -------
Diluted earnings (loss) per share                      $ (1.33)     $  0.48      $ (1.65)     $  1.21
                                                       =======      =======      =======      =======

Weighted-average common shares - diluted                  22.4         27.2         23.6         24.5
                                                       -------      -------      -------      -------


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                              Golden Telecom, Inc.
                     Condensed, Consolidated Balance Sheets
                              (Amounts in millions)

                                                                   12/31/01     12/31/02
                                                                   --------    ---------
                                                                   (audited)   unaudited)
                                                                   --------    ----------
ASSETS
Current assets
    Cash and cash equivalents                                       $ 37.4      $ 59.6
    Investments held for sale                                          9.0          --
    Accounts receivable, net                                          21.9        46.2
    Prepaid expenses and other assets                                 16.4        21.6
                                                                    ------      ------
       Total current assets                                           84.7       127.4

Property and equipment, net                                           98.6       166.1
Goodwill, net                                                         18.7        71.7
Intangible assets, net                                                38.4        56.0
Investments in and advances to ventures                               46.0         0.7
Restricted cash and other assets                                      14.0        13.9
                                                                    ------      ------

TOTAL ASSETS                                                        $300.4      $435.8
                                                                    ======      ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued expenses                           $ 27.3      $ 48.3
    Debt maturing within one year and capital lease obligations       11.5        10.8
    Other current liabilities                                          9.9        11.9
                                                                    ------      ------
       Total current liabilities                                      48.7        71.0

Long-term debt and capital lease obligations                          10.7        29.7
Other liabilities                                                     14.2        25.4
                                                                    ------      ------

TOTAL LIABILITIES                                                     73.6       126.1

Minority interest                                                      6.0         2.2

SHAREHOLDERS' EQUITY
    Common stock                                                       0.2         0.3
    Treasury stock                                                   (25.0)         --
    Additional paid-in capital                                       414.4       446.2
    Accumulated deficit                                             (168.8)     (139.0)
                                                                    ------      ------

TOTAL SHAREHOLDERS' EQUITY                                           220.8       307.5
                                                                    ------      ------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $300.4      $435.8
                                                                    ======      ======










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



                              Golden Telecom, Inc.
                Condensed, Consolidated Statements of Cash Flows
                              (Amounts in millions)

                                                                  Twelve Months Ended:
                                                                  --------------------
                                                                 12/31/01      12/31/02
                                                                 --------      --------
                                                                 (audited)    (unaudited)
                                                                 ---------    -----------
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES                    $  24.4         50.8

INVESTING ACTIVITIES
        Purchase of property, equipment and intangible assets       (27.9)       (29.4)
        Acquisitions, net of cash acquired                          (33.4)       (51.3)
        Restricted cash                                              (0.8)         1.9
        Investments available for sale                               54.3          9.0
        Convertible loan to MCT Corp.                                 9.0           --
        Other investing                                             (13.8)        17.4
                                                                  -------      -------

NET CASH USED BY INVESTING ACTIVITIES                               (12.6)       (52.4)

FINANCING ACTIVITIES
        Proceeds from debt                                            3.3         30.0
        Repayments of debt                                          (10.0)       (10.1)
        Purchase of treasury stock                                  (25.0)          --
        Other financing                                              (0.4)         4.2
                                                                  -------      -------

NET CASH (USED BY) PROVIDED BY FINANCING ACTIVITIES                 (32.1)        24.1

Effects of exchange rate changes on cash and cash equivalents        (0.2)        (0.3)
                                                                  -------      -------
Net (decrease) increase in cash and cash equivalents                (20.5)        22.2
Cash and cash equivalents at beginning of period                     57.9         37.4
                                                                  -------      -------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                        $  37.4      $  59.6
                                                                  =======      =======


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



                              Golden Telecom, Inc.
                     Line-of-Business Statistics (unaudited)
                              (Amounts in millions)

   The following table presents our line of business information for the last five quarters.

                                                   CONSOLIDATED
                                                Three months ended:
                             ---------------------------------------------------------
                             12/31/01     3/31/02     6/30/02     9/30/02     12/31/02
                             --------     -------     -------     -------     --------
Revenues
      CLEC                    $ 10.8      $ 10.7      $ 11.4      $ 19.7      $ 49.7
      Data and Internet         18.6        18.2        20.0        19.2        21.5
      Long distance              4.2         4.3         4.6         4.6         5.2
      Mobile services            3.5         3.3         3.3         3.3         3.1
      Eliminations              (0.4)       (0.1)       (0.1)       (0.5)       (2.7)
                              ------      ------      ------      ------      ------
         Total revenues       $ 36.7      $ 36.4      $ 39.2      $ 46.3      $ 76.8



EBITDA(1)
      CLEC                    $  4.9      $  5.4      $  5.2      $  8.2      $ 18.9
      Data and Internet          5.4         6.2         6.0         5.5         5.3
      Long distance              0.1         0.1        (0.2)         --         0.4
      Mobile services            1.1         1.2         1.6         1.8         1.6
      Corporate                 (1.5)       (1.6)       (1.2)       (1.5)       (1.5)
                              ------      ------      ------      ------      ------
         Total EBITDA(1)      $ 10.0      $ 11.3      $ 11.4      $ 14.0      $ 24.7




                                                   PRO-FORMA COMBINED
                                                  Three months ended:
                              -----------------------------------------------------------
                              12/31/01     03/31/02     6/30/02      9/30/02     12/31/02
                              --------     --------     -------      -------      -------
Revenues
      CLEC                    $  40.0      $  40.6      $  42.7      $  49.9      $  49.7
      Data and Internet          18.6         18.2         20.0         19.2         21.5
      Long distance               4.3          4.5          4.7          5.0          5.1
      Mobile services             3.5          3.3          3.3          3.3          3.1
      Eliminations               (1.1)        (1.0)        (0.6)        (1.2)        (2.7)
                              -------      -------      -------      -------      -------
Total revenues                $  65.3      $  65.6      $  70.1      $  76.2      $  76.7


EBITDA(1)
      CLEC                    $  16.1      $  16.1      $  16.4      $  19.8      $  18.9
      Data and Internet           5.4          6.2          6.0          5.5          5.3
      Long distance               0.5          0.6          0.3          0.2          0.7
      Mobile services             1.1          1.2          1.6          1.8          1.6
      Corporate                  (1.5)        (1.6)        (1.2)        (1.5)        (1.5)
                              -------      -------      -------      -------      -------

         Total EBITDA(1)      $  21.6      $  22.5      $  23.1      $  25.8      $  25.0



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




The following table presents selected operating data(2) related to our consolidated and non-consolidated ventures at and for the periods shown:


                                                               Three Months Ended:
                                                    -------------------------------------
                                                   12/31/01        9/30/02        12/31/02
                                                   --------        -------        -------
Points of presence                                      140            149            149
Total voice minutes (millions)
      Local                                           117.2          167.0          270.5
      Domestic long distance                           78.2           92.6          104.2
      International outgoing                           38.6           55.5           53.2
      Incoming                                         52.8          101.8          118.1
Dial-up Internet access subscribers(3)              185,628        191,707        242,155
Total active cellular subscribers                    40,522         35,576         35,386
Total employees - consolidated entities               1,243          1,722          1,708
Total employees - non-consolidated entities             536            104            104



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


NOTES TO DATA FOR GOLDEN TELECOM:

(1) EBITDA is earnings/(loss) from operations before interest, taxes, depreciation and amortization, impairment charge, foreign currency gains/(losses), other (expense)/income and non-recurring expenses. EBITDA is a measure of a company's performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with generally accepted accounting principles (GAAP) as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity.

(2)    MCT Corp. is not included in the operating data shown.

(3) Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes "on-trial" users, free users and internal users.